EXHIBIT 99.3

CONTACTS: Abernathy/MacGregor
          Judith Wilkinson/Dan Katcher
          (212) 371-5999

                    FOR IMMEDIATE RELEASE
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   INSITUFORM TECHNOLOGIES, INC. TO POSTPONE ANNUAL MEETING
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     MEMPHIS, TN--June 23, 1997--Insituform Technologies, Inc.
(Nasdaq National Market: INSUA) announced today that it has postponed its annual meeting, scheduled for July 15. The meeting has been rescheduled for August 21, 1997. Shareholders of record as of June 27, 1997 will be eligible to vote at the rescheduled meeting.

     Insituform believes this postponement is necessary for several reasons. First, Insituform requires sufficient time to identify a highly-qualified candidate for the board of directors to replace Douglas Chick, a director since 1990, who announced his retirement and resignation on June 16, 1997, and to make appropriate disclosure to shareholders regarding the qualifications of the new candidate. The delay will ensure that Insituform's shareholders will have adequate time to evaluate this and other issues before they cast their votes.

     In addition, Insituform has become aware of a proxy contest by two dissident directors, Jerome Kalishman and Robert W. Affholder of St. Louis. The dissident directors are seeking to replace three members of the board at this year's annual meeting. The dissident proposal has created a major distraction for Insituform's management at a time when the company is already undergoing major restructuring in order to improve profitability. As part of this restructuring, Insituform is continuing the previously-announced consolidation of the headquarters, engineering, research and contracting management functions now located in Memphis and St. Louis. The Memphis headquarters and engineering departments will complete their ongoing relocation to new facilities in St. Louis in mid-July, with their counterparts from the existing St. Louis headquarters joining them at the same time.

     The head office consolidation and relocation is taking place simultaneously with a major restructuring of company operations, including significant reductions in personnel and changes in its field and staff organizations, its financial and management reporting structure, and changes in other ways that Insituform does business. The combination of a contested shareholder meeting with these critical projects would have distracted management at a time when Insituform needs to devote its resources to managing the changes needed to ensure improvements in profitability.

     Insituform Technologies, Inc. is a worldwide provider of proprietary trenchless technologies for the rehabilitation and improvement of sewer, water, gas and industrial pipe. Insituform owns the worldwide rights to the Insituform (R) and NuPipe (R) processes and exercises the exclusive rights in substantially all of North America to the PALTEM (R) system and certain other products under a license from Ashimori Industry Co., Ltd. Insituform also owns the worldwide rights to the Tite Liner (R) process used primarily to protect or restore pipes affected by abrasion or corrosion. Through its Affholder, Inc. subsidiary, Insituform is engaged in trenchless tunneling used in the installation of new underground services. By providing specialized rehabilitation technologies which eliminate or minimize disruptive digging, Insituform provides cost-effective solutions for problems caused by deteriorated pipe systems.